Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026 E-mail: ir@dssiinc.com


           DATA SYSTEMS & SOFTWARE INC. ANNOUNCES NASDAQ NOTIFICATION
                       --DSSI to Be Delisted From Nasdaq--

MAHWAH, NJ, January 26, 2005 /PRNewswire-FirstCall/ -- Data Systems & Software Inc. (Nasdaq: DSSI) today announced that it has been informed by Nasdaq that the Nasdaq Listing Panel has determined to delist the Company's securities from The Nasdaq Stock Market, effective with the open of business on Thursday, January 27, 2005. The Panel's decision was based on the Company's failure to comply with the $2.5 million minimum shareholders' equity requirement for continued listing on the Nasdaq SmallCap Market.

The Company intends to request a review of the Listing Panel's decision by the Nasdaq Listing and Hearing Review Council. The institution of a review will not effect a stay of the Panel's delisting decision.

The Company's securities will be eligible for trading on the Over-the-Counter Bulletin Board ("OTCBB") in accordance with SEC Rule 15c2-11. The Company is taking steps to ensure that its shares will commence trading on the OTCBB as soon as possible.

George Morgenstern, the Company's Chairman, President and CEO stated, "While we are deeply disappointed by the decision of the Nasdaq Listing Panel, we are working to facilitate the prompt commencement of trading of our shares on the OTCBB, which we hope will provide an adequate and efficient market for those wishing to trade the Company's stock. DSSI remains subject to, and intends to continue to fully comply on a timely basis with, all SEC requirements applicable to public companies, including the filing of all periodic reports."

The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated, closed computer network, which is accessed through Nasdaq Workstation IITM. Trading information and quotations for securities quoted through the OTCBB are generally available on business news and financial websites and through securities brokers. The OTCBB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The Nasdaq Stock Market. Trading of the Company's securities on the OTCBB will not commence until a market maker has filed a Form 211 and such form has been cleared by the OTCBB pursuant to Rule 15c2-11. Further information regarding the OTCBB can be found at www.otcbb.com.

About Data Systems & Software Inc.

Data Systems & Software Inc. is a provider of software consulting and development services and is an authorized direct seller and value-added reseller of computer hardware. Its Comverge affiliate provides energy intelligence solutions to utilities. For more information, contact: George Morgenstern, CEO,
(201) 529-2026; ir@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. There is no assurance that the Company's shares will commence trading on the OTCBB, when such trading will commence or that the market for the Company's shares on the OTCBB will provide an adequate and efficient market for those wishing to trade the Company's shares. A discussion of risks and uncertainties which may affect the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.